Exhibit 10.31

DALECO CORPORATION

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is AMENDMENT NO. 1 (the “Amendment”) dated as of February 14, 2014 (the “Amendment Effective Date”) to that certain EMPLOYMENT AGREEMENT dated May 21, 2012 between (the “Agreement”) between Daleco Resources Corporation, a Nevada corporation, and Michael D. Parrish (“Executive”).

Executive and Company desire to extend the employment for an additional period and make such additional amendments to the Agreement as set forth herein. In addition, Executive has determined to run for election to the U.S. House of Representatives, and the terms set forth herein also recognize this determination.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.             All terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.             This is an amendment to the Agreement as contemplated by Section 9.5 therein. All other terms and conditions of the Agreement not expressly amended in this Amendment shall remain in full force and effect.

3.             A Section 2.2 is hereby amended and restated as follows: “This Agreement shall extend for “Subsequent Term” ending July 31, 2014. Thereafter, the Subsequent Term shall automatically renew on a month-to-month basis, provided Company may terminate this Agreement upon sixty (60) days prior notice.” For example, if the Company provides notice to Executive of termination on June 30, 2014, the Agreement shall terminate on August 29, 2014. Notwithstanding the foregoing, the Company may terminate the Agreement upon two week notice if Executive provides less than 40 hours of service to the Company per week (as measured on an average basis every two weeks), subject to scheduled vacation and Company holidays.

4.             Section 3.1.2 is hereby amended by replacing the words “Two Hundred Thousand Dollars ($200,000)” with the words “One Hundred Fifty Thousand Dollars ($150,000)”.

5.             Section 3.1.3 is hereby deleted.

6.             The Company shall pay the Executive a net cash payment of $50,000, payable in the installments as follows: $15,000 on February 15, 2014; $11,666.66 on March 15, 2014; and $11,666,67 on each of April 15 and May 15, 2014. The foregoing cash payment is in settlement of any and all disputes between the parties as to any amounts due and unpaid to the Executive through the Amendment Effective Date. The Executive, for and in consideration of the foregoing payments and the covenants and agreements set forth herein, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, and any of its subsidiaries, affiliates, and any of its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as "RELEASEES”) of and from any and all agreements, actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of under the Agreement from the beginning of time up to and including the Amendment Effective Date.

7.             During the term of the Agreement, Executive shall be entitled to the payment of a cash bonus equal to 0.5% of all collected net revenue from “Asset Sales” of the Company’s “Key Assets”. The term “Key Assets” means the Company’s Kaolin and Zeolite deposits and Oil and Gas operations. The term “Asset Sales” means one or more sales to a third-party in bulk (e.g. larger than $1 million per transaction) that is not part of the Company’s routine sales activities and does not include the second portion of the deep rights sale currently ongoing.

8.             Executive shall not “Transfer”, all or any portion of the shares of capital stock or securities convertible into or exchangeable for shares of capital stock of the Company now owned or hereafter acquired by him (“Shares”) for a period ending on the earlier of (i) the termination or expiration of the Agreement, or (ii) August 30, 2014. The Company shall not transfer on its books any shares of its capital stock or securities which are held by Executive unless the provisions hereof have been complied with in full. Any purported Transfer by Executive without compliance with the provisions of this Agreement shall be null and void. The term “Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security or of any rights.

9.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed by their duly authorized representatives set forth below as of the Effective Date.

DALECO RESOURCES CORPORATION		EXECUTIVE

By:	/s/ Michael M. Carter	By:	/s/ Michael D. Parrish
	Name: Michael M. Carter		Name: Michael D. Parrish
	Title: Chairman, Corporate Compensation Committee		Title: Chief Executive Officer